Exhibit 10.2

ATLAS AIR WORLDWIDE HOLDINGS, INC.

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT, dated as of                      (the “Agreement), between Atlas Air Worldwide Holdings, Inc. (the “Company”), a Delaware corporation, and                      (the “Employee”).

WHEREAS, the Employee has been granted the following award under the Company’s 2007 Incentive Plan (as amended) (the “Plan”).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.

1. Award of Restricted Stock Units. Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Employee is hereby awarded                      restricted stock units (“Restricted Stock Units”), which constitute the right to receive, without payment, (i)                      shares of common stock of the Company (the “Unit Award”), and (ii) the right to receive, without payment, additional shares of common stock on the same basis as the Unit Award, equal in value (determined as hereafter provided) to the dividends, if any, which would have been paid with respect to the common stock underlying the Unit Award had such common stock been issued to the Employee on the Date of Grant, as defined below (the “Deferred Dividend Shares”), in each case subject to the terms and conditions of the Plan and those set forth herein. For purposes of (ii), the number of Deferred Dividend Shares with respect to any dividend shall be calculated as of the date on which the dividend is paid to holders of Company common stock. For the avoidance of doubt, no Shares (including Deferred Dividend Shares) shall be payable in respect of the Unit Award if the Unit Award is forfeited, and no Deferred Dividend Shares shall be payable in respect of any dividend for which the record date falls on or after the date on which the Employee or other person entitled to the Unit Award Shares becomes the record owner of such Shares for dividend record-date purposes. If the number of Shares (including Deferred Dividend Shares) deliverable under the Unit Award includes a fractional share, the value of such fractional share (determined as of the trading day immediately preceding the delivery date described in Section 2(d) below) shall be payable in cash in lieu of such fractional share. Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the Plan.

The Unit Award and the Deferred Dividend Shares are collectively referred to herein as the “Award.” The Award is granted as of                      (the “Date of Grant”).

2. Vesting of Award. Unless otherwise provided by the Committee, the Award under this Agreement shall be subject to the vesting schedule in this Section 2.

(a) Vesting Generally; Termination of Service. Subject to the following provisions of this Section 2 and the other terms and conditions of this Agreement, the Award shall become vested on the basis of one Restricted Stock Unit to one share of Company’s common stock, and the Deferred Dividend Shares shall become vested only upon the vesting of the underlying Restricted Stock Unit and only if a dividend has actually been declared and issued on the Company’s common stock as of the vesting date of the Restricted Stock Unit. The Award will vest, and shares of the Company’s common stock underlying the Award will only become deliverable, in four annual installments, commencing as follows:              Restricted Stock Units shall vest on                     ;              Restricted Stock Units shall vest on                     ,              Restricted Stock Units shall vest on                     , and              Restricted Stock Units shall vest on                     . In the event of termination of the Employee’s employment with the Company for any reason, other than death or disability, all unvested Restricted Stock Units and Deferred Dividend Shares shall immediately and automatically terminate and be forfeited (and no shares of the Company’s common stock in respect of such Award that have not previously vested shall thereafter be issued).

(b) Death or Disability. Notwithstanding any provision of this Section 2 to the contrary, the Award shall become immediately and fully vested and shares of the Company’s common stock will be delivered in the event of death or termination by the Company of the Employee’s employment by reason of the Employee’s Disability occurring after the date hereof. “Disability” means that the Employee shall have been continuously disabled from performing the duties assigned to Employee for a period of not less than six consecutive calendar months and such Disability shall be deemed to have commenced on the date following the end of such six consecutive calendar months.

(c) Change in Control. Notwithstanding any provision of this Section 2 to the contrary, the Award shall become immediately and fully vested and shares of the Company’s common stock will be delivered in connection with and immediately prior to a Change in Control of the Company (as defined below). For purposes of this Agreement, “Change in Control of the Company” means a “change in control event” (as that term is defined at Section 1.409A-3(i)(5) of the Treasury Regulations) with respect to the Company, which generally will include the following events, subject to such additional rules and requirements as may be set forth in the Treasury Regulations and related guidance: (1) a transfer or issuance of stock of the Company, where stock in the Company remains outstanding after the transaction, and one person, or more than one person acting as a group (as determined under the Treasury Regulations), acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company (however, if a person or group is considered to own more than 50% of the total fair market value or 30% of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or group will not be considered a change in control for purposes of this Section 2(c)); (2) the acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of ownership of stock possessing 30% or more of the total voting power of the Company (however, if a person or group is considered to control the Company within the meaning of this sentence (i.e., owns stock of the Company possessing 30% of the total voting power of the Company), then the acquisition of additional control will not be considered a change in control for purposes of this Section 2(c)); (3) the replacement of a majority of members of the Company’s Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the appointment or election; or (4) the acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company, as determined under the Treasury Regulations (however, a transfer of assets to certain related persons, as provided under the Treasury Regulations, or to an entity that is controlled by the shareholders of the Company immediately after the transfer, will not be considered a change in control for purposes of this Section 2(c)).

(d) Delivery of Shares. Subject to the terms of this Agreement, the Company shall promptly deliver to the Employee on or around the applicable vesting date, and in any event no later than March 15 of the year following the year in which the applicable vesting date occurs, a certificate or shall credit the Employee’s account so as to evidence the number of shares of the Company’s common stock, if any, to which the Employee is entitled hereunder, as calculated in accordance with this Section 2.

3. Transfer. The shares of the Company’s common stock delivered pursuant to Section 2(d) may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable federal and state securities laws or any other applicable laws or regulations and the terms and conditions hereof. Otherwise, the Award shall not be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part.

4. Expenses of Issuance of Shares. The issuance of stock certificates hereunder shall be without charge to the Employee. The Company shall pay, and indemnify the Employee from and against any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the issuance of the common stock underlying the Award.

5. Tax Withholding. No shares of the Company’s common stock will be issued until the Employee pays to the Company an amount sufficient to allow the Company to satisfy its tax withholding obligations. To this end, the Employee shall either:

(a) pay the Company the amount of tax to be withheld (including through payroll withholding), deliver to the Company other shares of stock of the Company owned by the Employee prior to such date having a fair market value, as determined by the Committee, not less than the amount of the withholding tax due, which either have been owned by the Employee for more than six (6) months or were not acquired, directly or indirectly, from the Company,

(b) make a payment to the Company consisting of a combination of cash and such shares of stock, or

(c) elect to satisfy such obligation by having the Company withhold shares of stock of the Company that would otherwise have been delivered to the Employee upon vesting of the Award as provided in Section 2 hereof, provided that withholding by such method shall be limited to the minimum required applicable tax withholding.

Notwithstanding the foregoing, the payment or withholding of taxes shall be made no later than March 15th of the year following the year in which the applicable vesting date occurs. In the event the Employee fails to timely pay or timely elect withholding of taxes in the manner described in Section 5(a), (b) or (c), the Company reserves the right to withhold shares of stock that would otherwise have been delivered to the Employee as provided in Section 2(d), provided that withholding by such method shall be limited to the minimum required applicable tax withholding.

6. Section 409A Exemption. Awards granted pursuant to this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986 as amended from time to time and guidance issued thereunder and shall be construed accordingly. Notwithstanding the above, neither the Company, nor any subsidiary, nor the Committee, nor any person acting on behalf of the Company, any subsidiary, or the Committee, shall be liable to the Employee or to the estate or beneficiary of the Employee by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of this Agreement or any payment hereunder to satisfy the requirements of Section 409A of the Code.

7. References. References herein to rights and obligations of the Employee shall apply, where appropriate, to the Employee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

8. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Atlas Air Worldwide Holdings, Inc.

2000 Westchester Avenue

Purchase, New York 10577

Attention: General Counsel

If to the Employee:

At the Employee’s most recent address

shown on the Company’s corporate records,

or at any other address which the Employee

may specify in a notice delivered to the

Company in the manner set forth herein.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of laws of any jurisdiction which would cause the application of law, other than the State of New York, to be applied.

10. Rights of a Stockholder. The Employee shall have no right to transfer, pledge, hypothecate or otherwise encumber such Unit Awards or Deferred Dividend Shares. Once the Unit Award and Deferred Dividend Shares vest and the shares of common stock underlying those units or shares have been delivered, but not until such time and only with respect to the shares of common stock so delivered, the Employee shall have the rights of a stockholder, including, but not limited to, the right to vote and to receive dividends.

11. No Right to Continued Employment. This Award shall not confer upon the Employee any right with respect to continuance of employment by the Company nor shall this Award interfere with the right of the Company to terminate the Employee’s employment at any time.

12. Provisions of the Plan. Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. This Agreement and the awards and grants set forth herein shall be subject to and shall be governed by the terms set forth in the Plan, a copy of which has been furnished to the Employee and which is incorporated by reference into this Agreement. In the event of any conflict between this Agreement and the Plan, the Plan shall control.

13. Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS AS A SEPARATE PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Restricted Stock Unit Agreement as of the date first above written.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

By:
Name:
Title:

Employee